Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form N-2 No. 333-150403) and in the related Prospectus of Hercules Technology Growth Capital, Inc., Registration Statement (Form S-8 No. 333-144002) pertaining to the Hercules Technology Growth Capital, Inc. 2004 Equity Incentive Plan, and Registration Statement (Form S-8 No. 333-146445) pertaining to the Hercules Technology Growth Capital, Inc. 2006 Non-Employee Director Plan of our reports dated March 12, 2010, with respect to the consolidated financial statements and schedule of Hercules Technology Growth Capital, Inc. and the effectiveness of internal control over financial reporting of Hercules Technology Growth Capital, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

San Francisco, California

March 12, 2010